PUBLIC STORGAGE, INC.
                    EXHIBIT 12 - STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  Exhibit - 12

                                                                        For the Year Ended December 31,
                                                   -----------------------------------------------------------------------
                                                      2000           1999            1998           1997            1996
                                                   -----------    -----------    -----------    -----------    -----------
                                                                            (Amounts in thousands)
Net income                                          $ 297,088      $ 287,885      $ 227,019       $ 178,649      $ 153,549
   Add: Minority interest in income                    38,356         16,006         20,290          11,684          9,363
   Less: Minority interests in income which do
     not have fixed charges                           (10,549)       (13,362)       (15,853)        (10,375)        (8,273)
                                                   -----------    -----------    -----------    -----------    -----------
Income from continuing operations                     324,895        290,529        231,456         179,958        154,639
   Interest expense                                     3,293          7,971          4,507           6,792          8,482
                                                   -----------    -----------    -----------    -----------    -----------
Total Earnings Available to Cover Fixed Charges     $ 328,188      $ 298,500      $ 235,963       $ 186,750      $ 163,121
                                                   ===========    ===========    ===========    ===========    ===========
Total Fixed Charges - interest expense (a)          $  13,071      $  12,480      $   7,988       $   9,220      $  10,343
                                                   ===========    ===========    ===========    ===========    ===========

Preferred Stock dividends                             100,138         94,793         78,375          88,393         68,599
Preferred OP Unit distributions                        24,859              -              -               -              -
                                                   -----------    -----------    -----------    -----------    -----------
Total Preferred distributions                       $ 124,997      $  94,793      $  78,375       $  88,393      $  68,599
                                                   ===========    ===========    ===========    ===========    ===========
Total Combined Fixed Charges and Preferred
   Stock dividends                                  $ 138,068      $ 107,273      $  86,363       $  97,613      $  78,942
                                                   ===========    ===========    ===========    ===========    ===========
Ratio of Earnings to Fixed Charges                      25.11x         23.92x         29.54x          20.25x         15.77x
                                                   ===========    ===========    ===========    ===========    ===========
Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock dividends                            2.38x          2.78x          2.73x           1.91x          2.07x
                                                   ===========    ===========    ===========    ===========    ===========

SUPPLEMENTAL   DISCLOSURE  OF  RATIO  OF  EARNINGS   BEFORE   INTEREST,   TAXES,
DEPRECIATION AND AMORTIZATION ("EBITDA") TO FIXED CHARGES:
EBITDA (a)                                          $ 456,956      $ 433,877      $ 340,680       $ 273,628      $ 224,476
Interest expense                                        3,293          7,971          4,507           6,792          8,482
                                                   -----------    -----------    -----------    -----------    -----------
Adjusted EBITDA available to cover fixed charges    $ 460,249      $ 441,848      $ 345,187       $ 280,420      $ 232,958
                                                   ===========    ===========    ===========    ===========    ===========
Total Fixed Charges - interest expense (b)          $  13,071      $  12,480      $   7,988       $   9,220      $  10,343
                                                   ===========    ===========    ===========    ===========    ===========

Preferred Stock dividends                             100,138         94,793         78,375          88,393         68,599
Preferred OP Unit distributions                        24,859              -              -               -              -
                                                   -----------    -----------    -----------    -----------    -----------
Total Preferred distributions                       $ 124,997      $  94,793      $  78,375       $  88,393      $  68,599
                                                   ===========    ===========    ===========    ===========    ===========
Total Combined Fixed Charges and Preferred
   Stock dividends                                  $ 138,068      $ 107,273      $  86,363       $  97,613      $  78,942
                                                   ===========    ===========    ===========    ===========    ===========
Ratio of FFO to Fixed Charges                          35.21x         35.40x         43.21x          30.41x         22.52x
                                                   ===========    ===========    ===========    ===========    ===========
Ratio of FFO to Combined Fixed Charges and
   Preferred Stock dividends                            3.33x          4.12x          4.00x           2.87x          2.95x
                                                   ===========    ===========    ===========    ===========    ===========

(a) EBITDA represents earnings prior to interest, taxes, depreciation and amortization. Amounts for 2000,1999 and 1998 are set forth in the table on page 33 "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources". It represents the line item, "Cash from operations allocable to the Company's shareholders" as presented on the aforementioned table.

(b) "Total fixed charges - interest" includes interest expense plus capitalized interest.

                                   Exhibit-12